Exhibit 99.1

Relay Therapeutics Reports Fourth Quarter and Full Year 2023 Financial Results and Corporate Highlights

Completed enrollment in initial RLY-2608 600mg + fulvestrant dose expansion cohort & initiated additional dose expansion cohorts with RLY-2608 400mg & 600mg

Initiated RLY-2608 + fulvestrant + ribociclib triplet combination in PI3Kα-mutated HR+/HER2- metastatic breast cancer

Approximately $750 million in cash, cash equivalents and investments at end of Q4 2023, expected to fund operations into second half of 2026

Cambridge, Mass. – February 22, 2024 – Relay Therapeutics, Inc. (Nasdaq: RLAY), a clinical-stage precision medicine company transforming the drug discovery process by combining leading-edge computational and experimental technologies, today reported fourth quarter and full year 2023 financial results and corporate highlights.

“We made important progress across our portfolio during 2023, advancing multiple clinical programs and continuing to invest significantly in our research engine – the Dynamo platform,” said Sanjiv Patel, M.D., President and Chief Executive Officer of Relay Therapeutics. “We are very pleased with the RLY-2608 data disclosed to-date and how its clinical profile continued to mature throughout last year. Our clinical team is focused on advancing this program in the near term in both a doublet and a triplet combination, and we look forward to sharing additional data in the second half of 2024. Our Dynamo platform continues to demonstrate precision and productivity with each target we’ve chosen to-date, and we are excited to disclose at least one new program that has come out of it later this year, which is being designed to have first-in-class potential.”

Recent Corporate Highlights

PI3Kα

•
RLY-2608 doublet
o
Completed enrollment in initial dose expansion cohort of RLY-2608 600mg BID + fulvestrant in patients with PI3Kα-mutant, HR+, HER2- locally advanced or metastatic breast cancer
o
Initiated two additional dose expansion cohorts of RLY-2608 in combination with fulvestrant – a second 600mg BID cohort as well as one at 400mg BID
o
Published RLY-2608 preclinical profile and clinical proof-of-concept in Cancer Discovery (Discovery and Clinical Proof-of-Concept of RLY-2608, a First-in-Class Mutant-Selective Allosteric PI3Kα Inhibitor That Decouples Antitumor Activity from Hyperinsulinemia) with vignettes from two patients with advanced HR+ breast cancer with kinase or helical mutations, with no observed wildtype PI3Kα-related toxicities
•
RLY-2608 triplet

o
Initiated RLY-2608 + fulvestrant + ribociclib triplet combination in patients with PI3Kα-mutant, HR+, HER2- locally advanced or metastatic breast cancer
•
RLY-5836
o
Deprioritized further clinical development

Lirafugratinib (RLY-4008)

•
Presented initial clinical data in patients with FGFR2-altered solid tumors at the 2023 AACR-NCI-EORTC International Conference on Molecular Targets and Cancer Therapeutics
•
As previously disclosed, the company will minimize resource allocation in 2024 to allow data to mature and inform future clinical development decisions

Anticipated 2024 Milestones

•
RLY-2608
o
RLY-2608 + fulvestrant data update in the second half of 2024
o
RLY-2608 + fulvestrant + ribociclib initial safety data in the second half of 2024
•
Lirafugratinib: tumor agnostic data and regulatory update in the second half of 2024
•
Pre-clinical: disclose new program(s) in 2024

Fourth Quarter and Full Year 2023 Financial Results

Cash, Cash Equivalents and Investments: As of December 31, 2023, cash, cash equivalents and investments totaled $750.1 million compared to approximately $1 billion as of December 31, 2022. The company expects its current cash, cash equivalents and investments will be sufficient to fund its current operating plan into the second half of 2026.

Revenue: There was no material revenue for the fourth quarter of 2023 or 2022. Revenue was $25.5 million for the full year 2023, as compared to $1.4 million for the full year 2022. The increase was primarily due to the recognition of previously received milestone payments under the company’s Collaboration and License Agreement with Genentech, Inc.

R&D Expenses: Research and development expenses were $77.5 million for the fourth quarter of 2023, as compared to $67.3 million for the fourth quarter of 2022. The increase was primarily due to additional clinical trial expenses and employee-related costs, which were offset by a decrease in other external research costs. Research and development expenses were $330.0 million for the full year 2023, as compared to $246.4 million for the full year 2022. The increase was primarily due to $50.0 million of additional external costs in connection with our clinical trials and $32.4 million of additional employee costs from increased headcount in our research and development functions, which includes $17.7 million of additional stock compensation expense.

G&A Expenses: General and administrative expenses were $16.8 million for the fourth quarter of 2023, as compared to $16.4 million for the fourth quarter of 2022. The increase was primarily due to additional stock compensation expense. General and administrative expenses were $75.0 million for the full year 2023, as compared to $66.0 million for the full year 2022. The increase was primarily due additional stock compensation expense.

Net Loss: Net loss was $83.5 million for the fourth quarter of 2023, or a net loss per share of $0.67, as compared to a net loss of $67.5 million for the fourth quarter of 2022, or a net loss per share of $0.56.

Net loss was $342.0 million for the full year 2023, or a net loss per share of $2.79, as compared to a net loss of $290.5 million for the full year 2022, or a net loss per share of $2.59.

About Relay Therapeutics

Relay Therapeutics (Nasdaq: RLAY) is a clinical-stage precision medicine company transforming the drug discovery process by combining leading-edge computational and experimental technologies with the goal of bringing life-changing therapies to patients. As the first of a new breed of biotech created at the intersection of complementary techniques and technologies, Relay Therapeutics aims to push the boundaries of what’s possible in drug discovery. Its Dynamo™ platform integrates an array of leading-edge computational and experimental approaches designed to drug protein targets that have previously been intractable or inadequately addressed. Relay Therapeutics’ initial focus is on enhancing small molecule therapeutic discovery in targeted oncology and genetic disease indications. For more information, please visit www.relaytx.com or follow us on Twitter.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, implied and express statements regarding Relay Therapeutics’ strategy, business plans and focus; the progress and timing of the clinical development of the programs across Relay Therapeutics’ portfolio, including the expected therapeutic benefits of its programs, potential efficacy and tolerability, and the timing and success of interactions with and approval of regulatory authorities; the timing of a clinical data update for the PI3Kα franchise, the progress of doublet and triplet combinations for RLY-2608, the timing of clinical updates for RLY-2608, the timing of a clinical data and regulatory update for lirafugratinib, and the timing of disclosure of additional pre-clinical programs; expectations regarding Relay Therapeutics’ pipeline, operating plan, use of capital, expenses and other financial results; and Relay Therapeutics’ cash runway projection. The words “may,” “might,” “will,” “could,” “would,” “should,” “plan,” “anticipate,” “intend,” “believe,” “expect,” “estimate,” “seek,” “predict,” “future,” “project,” “potential,” “continue,” “target” and similar words or expressions, or the negative thereof, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

Any forward-looking statements in this press release are based on management's current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, risks associated with: the impact of global economic uncertainty, geopolitical instability and conflicts, or public health epidemics or outbreaks of an infectious disease on countries or regions in which Relay Therapeutics has operations or does business, as well as on the timing and anticipated results of its clinical trials, strategy, future operations and profitability; the delay or pause of any current or planned clinical trials or the development of Relay Therapeutics’ drug candidates; the risk that the preliminary results of its pre-clinical or clinical trials may not be predictive of future or final results in connection with future clinical trials of its product candidates; Relay Therapeutics’ ability to successfully demonstrate the safety and efficacy of its drug candidates; the timing and outcome of its planned interactions with regulatory authorities; and obtaining, maintaining and protecting its intellectual property. These and other risks and uncertainties are described in greater detail in the section entitled “Risk Factors” in Relay

Therapeutics’ most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, as well as any subsequent filings with the Securities and Exchange Commission. In addition, any forward-looking statements represent Relay Therapeutics' views only as of today and should not be relied upon as representing its views as of any subsequent date. Relay Therapeutics explicitly disclaims any obligation to update any forward-looking statements. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements.

Contact:

Megan Goulart

617-545-5526

mgoulart@relaytx.com

Media:

Dan Budwick

1AB

973-271-6085

dan@1abmedia.com

Relay Therapeutics, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Revenue:
License and other revenue	$—	$253	$25,546	$1,381
Total revenue	—	253	25,546	1,381
Operating expenses:
Research and development expenses	$77,496	$67,277	$330,018	$246,355
Change in fair value of contingent consideration liability	(2,066)	(10,544)	(6,422)	(11,677)
General and administrative expenses	16,766	16,371	74,950	65,978
Total operating expenses	92,196	73,104	398,546	300,656
Loss from operations	(92,196)	(72,851)	(373,000)	(299,275)
Other income:
Interest income	8,700	5,372	31,045	8,786
Other income (expense)	1	(24)	(18)	(20)
Total other income, net	8,701	5,348	31,027	8,766
Net loss	$(83,495)	$(67,503)	$(341,973)	$(290,509)
Net loss per share, basic and diluted	$(0.67)	$(0.56)	$(2.79)	$(2.59)
Weighted average shares of common stock, basic and diluted	124,752,843	120,966,401	122,576,527	112,233,649
Other comprehensive loss:
Unrealized holding gain (loss)	3,210	(2,969)	10,224	(9,332)
Total other comprehensive gain (loss)	3,210	(2,969)	10,224	(9,332)
Total comprehensive loss	$(80,285)	$(64,534)	$(331,749)	$(299,841)

Relay Therapeutics, Inc.

Selected Condensed Consolidated Balance Sheet Data

(In thousands)

(Unaudited)

	December 31, 2023	December 31, 2022
Cash, cash equivalents and investments	$750,086	$998,917
Working capital (1)	739,834	955,796
Total assets	843,980	1,099,771
Total liabilities	91,977	149,553
Total stockholders’ equity	752,003	950,218
Restricted cash	2,707	2,578

(1) Working capital is defined as current assets less current liabilities.